Exhibit 99.1

NEWS RELEASE for April 26, 2007

Contact:
Jeffery Leach, VP
Dina Masi, CFO
Integrated BioPharma, Inc.
888.319.6962
d.masi@ibiopharma.com


               INTEGRATED BIOPHARMA REPORTS THIRD QUARTER RESULTS

Hillside, N.J., April 26, 2007--Integrated BioPharma, Inc. (NasdaqGM: INBP) reported financial results today for the three and nine month periods ended March 31, 2007.

Revenues for the quarter ended March 31, 2007 were $16.4 million compared to $13.0 million for the quarter ended March 31, 2006, an increase of $3.5 million or 27%. Operating income for the quarter ended March 31, 2007 was $530,000 compared to operating income of $68,000 for the quarter ended March 31, 2006.

Revenues for the nine month period ended March 31, 2007 were $50.2 million compared to $40.7 million for the nine month period ended March 31, 2006, an increase of $9.5 million or 23.3%. Operating income for the nine months ended March 31, 2007 was $2.9 million compared to operating income of $3.4 million for the nine months ended March 31, 2006.

Promotional advertising expenses, which are netted against revenues, increased in the quarter ended March 31, 2007 to $5.7 million from $2.9 million in the comparable period in 2006. The Company's promotional advertising expenses as a percentage of revenues (before deducting such promotional advertising expenses), increased from 5.2% in the quarter March 31, 2006 to 8.7% in the quarter ended March 31, 2007.

After giving effect to its actual nine months results, the Company's annual revenue forecast for the current fiscal year remains in the range of $68.0 and $70.0 million, which, if achieved, would exceed the prior fiscal year revenue of $57.8 million by $10.0 to $12.0 million, as previously reported.

"The Company's revenue growth - realized almost completely in our Nutraceuticals Segment - met our expectations," said E. Gerald Kay, Chief Executive Officer of Integrated BioPharma, Inc. We believe our investments in the Biotechnologies and Pharamaceuticals Segments, which were primarily treated as current expenses and as such reduced net income, continue to build forward capital value for our shareholders," added Mr. Kay.

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As previously reported, in the quarter ended December 31, 2006, the Company redeemed 650 shares of its outstanding preferred stock, thereby extinguishing all prospective rights and preferences pertinent to the redeemed 650 shares of Preferred Stock, including actual dividends and deemed dividends (which are required to be deducted in the calculation of net income attributable to common shareholders and resulted in decreases in net income of approximately $2.3 million in each of the last two fiscal years). The redemption also cancelled the related liquidation preferences and the right to convert the Preferred Stock into 650,000 shares of the Company's common stock at $10 per share. Subsequent to this redemption, only 25 shares of Preferred Stock, held by another party, remained outstanding as of March 31, 2007.

The effects of the Preferred Stock outstanding during the periods reported are as follows: net income for the three- and nine-month periods ended March 31, 2007, was reduced by cash dividends of $4,300 and $375,200, respectively; net income in the nine month period was reduced by a non-cash dividend of $1.2 million; and net income in the three- and nine-month periods was further reduced by non-cash deemed Preferred Stock dividends of $20,835 and $1.8 million, respectively. This compares to reductions in the three- and nine-month periods ended March 31, 2006 for cash dividends of $118,000 and $364,700, respectively, and non-cash deemed Preferred Stock dividends of $671,100 and $1.8 million, respectively.

Consequently, for the quarter ended March 31, 2007, there was net income applicable to common shareholders of $96,800, or $0.01 per diluted share, compared with a net loss applicable to common shareholders of ($779,300), or ($0.06) per diluted share, for the quarter ended March 31, 2006. For the nine months ended March 31, 2007, there was a net loss applicable to common shareholders of $2.0 million, or ($0.15) per diluted share, compared with net income applicable to common shareholders of $1.1 million, or $0.07 per diluted share, for the same period in 2006.

As the result of the redemption, there will be no further reductions of the Company's net income attributable to the 650 shares of Preferred Stock, which constituted more than 96% of the Preferred Stock previously outstanding.

Financial Results for the three and nine months ended March 31, 2007 follow:

INTEGRATED BIOPHARMA, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

                                                                 Three months ended                Nine months ended
                                                                     March 31,                         March 31,
                                                            ----------------------------        ---------------------------
                                                                2007            2006               2007            2006
                                                            ------------    ------------        -----------    ------------
Total Revenue                                               $ 16,425,672    $ 12,936,092        $50,188,990    $ 40,691,493
Cost of sales                                                 11,519,725       8,642,898         34,161,728      26,087,232
                                                            ------------    ------------        -----------    ------------
Gross profit                                                   4,905,947       4,293,194         16,027,262      14,604,261
Selling and administrative expenses                            4,376,164       4,225,559         13,110,178      11,186,911
                                                            ------------    ------------        -----------    ------------
Pretax operating income                                          529,783          67,635          2,917,084       3,417,350
Other expense                                                   (179,271)        (50,118)          (372,584)       (146,744)
                                                            ------------    ------------        -----------    ------------
Income before income taxes and minority interest                 350,512          17,517          2,544,500       3,270,606
Federal and state income tax (1)                                 228,528          30,155          1,194,120          95,769
                                                            ------------    ------------        -----------    ------------
Net income (loss) before minority interest                       121,984         (12,638)         1,350,380       3,174,837
Minority interest                                                     -           22,149             37,590         139,265
                                                            ------------    ------------        -----------    ------------
Net income                                                       121,984           9,511          1,387,970       3,314,102
Non-cash deemed dividend from beneficial conversion
feature of Series B Preferred stock dividend (2)                 (20,835)       (671,143)        (1,803,881)     (1,837,143)
Series B Preferred stock dividend (3)                             (4,316)       (117,648)        (1,553,518)       (364,662)
                                                            ------------    ------------        -----------    ------------
Net income (loss) applicable to common shareholders         $     96,833    $   (779,280)       $(1,969,429)   $  1,112,297
                                                            ============    ============        ===========    ============
Diluted net income (loss) per common share                  $       0.01    $      (0.06)       $     (0.15)   $       0.07
                                                            ============    ============        ===========    ============
Weighted average common shares outstanding
 - assuming dilution                                          16,751,214      12,798,048         13,512,830      15,381,312
                                                            ============    ============        ===========    ============


About Integrated BioPharma, Inc. (INBP)
Integrated BioPharma, Inc. is a unique grouping of companies presently serving the varied needs of the health care industry. Through its nutraceutical business, the Company creates, develops, manufactures and markets products worldwide. The Company's biotechnology business uses its patented plant-based technology to produce vaccines and therapeutic antibodies. Its pharmaceutical business operates a cGMP facility for the production and sale of Paclitaxel and related drugs and provides technical services through its contract research organization. Further information is available at www.iBioPharma.com.

Statements included in this release related to Integrated BioPharma, Inc. may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements involve a number of risks and uncertainties such as competitive factors, technological development, market demand, and the company's ability to obtain new contracts and accurately estimate net revenues due to variability in size, scope and duration of projects, and internal issues in the sponsoring client. Further information on potential risk factors that could affect the company's financial results can be found in the company's Reports filed with the Securities and Exchange Commission.